                                                                  Rule 424(b)(2)
                                                              File No. 333-55650

Pricing Supplement No.0040    Dated  08/31/2001

(To Prospectus dated February 23, 2001 and Prospectus Supplement dated March 1,
2001)

                  This Pricing Supplement consists of 1 page(s)

SALOMON SMITH BARNEY HOLDINGS INC.
Medium-Term Notes, Series K (Registered Notes)
Due Nine Months or More from the Date of Issue

Principal Amount or Face Amount:     $50,000,000.00
Issue Price:                         100.00%

Proceeds to Company on original issuance:     $49,875,000.00
Commission:                                   $125,000.00


Salomon Smith Barney Inc.'s capacity on original issuance:
       |x|  As Agent If as principal
       | |  As principal
       | | The Registered Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       | | The Registered Notes are being offered at a fixed initial public offering price % of Principal Amount or Face Amount.

Form of Note:           |x| Global  | | Definitive
Original Issue Date:    08/31/2001
Stated Maturity:        08/31/2004
Specified Currency:
    (If other than U.S. Dollars)
Authorized Denominations:
    (If other than as set forth in the Prospectus Supplement)
Interest Payment Dates: The last day of every February, May, August, November. First Interest Payment Date: November 30, 2001.
    Accrue to Pay:  |X| Yes  | | No
Indexed Principal Note:   | | Yes (See Attached)   |X|  No
Type of Interest on Note: | | Fixed Rate   |X| Floating Rate   | | Indexed Rate
                                                                 (See Attached)
Interest Rate (Fixed Rate Notes):
Initial Interest Rate (Floating Rate Notes):
Base Rate: | | CD Rate | | Commercial Paper Rate  |x| Federal Funds Rate
           | | LIBOR Telerate   | | LIBOR Reuters | | Treasury Rate
           | | Treasury Rate Constant Maturity    | | Prime Rate
           | | J.J. Kenny Rate                    | | Euribor
           | | Eleventh District Cost of Funds    | | Other
Calculation Agent (If other than Citibank):       | | Salomon Smith Barney Inc.
                                                  | | Other (See Attached)
Computation of Interest:  | | 30 over 360         | | Actual over Actual
                          |X| Actual over 360     | | Other (See Attached)
    (If other than as set forth in the Prospectus Supplement)
Interest Reset Dates:  Daily.
Rate Determination Dates: 1 day New York NO rate cutoff.
    (If other than as set forth in the Prospectus Supplement)
Index Maturity:   Federal Funds
Spread (+/-):      + 38 Basis points
Spread Multiplier:
Change in Spread, Spread Multiplier or Fixed Interest Rate prior
    to Stated Maturity:     | | Yes (See Attached)  |X| No
Maximum Interest Rate:
Minimum Interest Rate:
Amortizing Note:   | |  Yes  (See Attached)   |X|  No

Renewable Note: | | Yes (see attached)  |x| No
Optional Extension of Maturity: | | Yes (see attached)  |x| No

Optional Redemption:   | |  Yes   |X|  No
   Optional Redemption Dates:
   Redemption Prices:
   Redemption: | | In whole only and not in part | | May be in whole or in part

Optional Repayment:       | |  Yes     |X|  No
        Optional Repayment Dates:
        Optional Repayment Prices:

Discount Note:   | |  Yes   |x|  No
        Total Amount of OID:
        Bond Yield to Call:
        Bond Yield to Maturity:
        Yield to Maturity:

Cusip:  79548EHP0.